ENTERGY MISSISSIPPI, INC.

                              -------------------

                     PROSPECTIVE PURCHASER'S QUESTIONNAIRE

        RELATING TO THE PURCHASE OF GENERAL AND REFUNDING MORTGAGE BONDS

Entergy Mississippi, Inc.
639 Loyola Ave.
New Orleans, Louisiana

Dear Sirs:

         In connection with the proposed offering at one time or from time to time by Entergy Mississippi, Inc. (the "Company") of aggregate principal amount of its General and Refunding Mortgage Bonds ("Bonds"), and for use in the Registration Statement ("Registration Statement") relating to the Bonds or any related prospectus, including any supplements thereto ("Prospectus"), the undersigned, as a prospective purchaser for all or a portion of the Bonds, advises that:

                 1. Our name, as it should appear in the Prospectus, and our address are as follows:




                 2. Except as indicated below, (1) neither we nor any of our directors, officers, partners or controlling persons have a material relationship or affiliation with the Company or with Entergy Corporation (parent of the Company); (2) we are not an "affiliate", as defined in Rule 0-2 under the Trust Indenture Act of 1939, as amended, of Bank of Montreal Trust Company or of Mark F. McLaughlin who are Trustees under the Company's Mortgage and Deed of Trust, dated as of February 1, 1988, as supplemented; neither of the foregoing, nor any one of the directors or executive officers of Bank of Montreal Trust Company, is a director, officer, partner, employee, appointee or representative of ours; and Bank of Montreal Trust Company is not a record holder of any securities issued by us; (3) we and our directors, executive officers and partners, taken as a group, did not own beneficially, as of the first day of the month next preceding the date hereof, more than one percent of the capital stock of Bank of Montreal Trust Company; (4) we (if a corporation) do not have outstanding, nor have we assumed or guaranteed, any securities issued otherwise than in our present corporate name; (5) we are not a "holding company", or an "affiliate" or a "subsidiary company" of a "public-utility company" or "holding company", each as defined in the Public Utility Holding Company Act of 1935, as amended; (6) our commitment to purchase the Bonds would not result in a violation of the financial responsibility requirements of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or similar or more comprehensive requirements imposed upon us by any stock exchange of which we are a member; (7) to the best of our knowledge, we are not a party to any proceeding being conducted by the Securities and Exchange Commission (the "SEC") pursuant to any of the acts administered by it which is required to be disclosed in the Registration Statement or which would disqualify us from purchasing the Bonds; (8) in the case of a fixed price reoffering, other than as to be stated or referred to in any agreement among underwriters, any selling group agreement or any similar agreement or agreements relating to any sale of the Bonds, we do not know of any arrangements for limiting or restricting the sale of the Bonds, for stabilizing or otherwise artificially affecting the market for the Bonds or any other securities of the Company, or for withholding commissions or otherwise holding each underwriter or dealer responsible for the distribution of his participation in the Bonds, or of any discounts or commissions to be allowed or paid to dealers; (9) we have not prepared any report or memorandum for external use in connection with the proposed offering; and (10) we will not submit or participate, directly or through an affiliate, in more than one proposal for the purchase of the Bonds offered at any one time.

                 (Set forth exceptions, if any, and give details. If an exception is to be made with respect to material of the type referred to in clause (9), attach three copies of each item of such material.)





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                 3.       The name and address of our Representative(s), if
         any, referred to below are as follows:

         Our Representative(s), if any, designated by us is (are) hereby authorized to act on our behalf in all matters relating to a proposal for the purchase of, or the purchase of, the Bonds, and to appoint on our behalf a substitute representative or representatives, unless the Company shall have received, prior to the making of such proposal on behalf of the group of which we are a member, written notice that we have revoked such authority of such Representative(s). If there shall be two or more Representatives, the Company shall be entitled to assume in all matters contemplated hereby that any one of such Representatives is fully authorized to act on behalf of the Representatives.

         We will notify the Company immediately of any development before the completion of the offering of the Bonds by the Company which makes untrue or incomplete any of the above statements. We agree to comply with such prospectus delivery requirements of Rule 15c2-8 under the Exchange Act as may be applicable to us, to make a record of any distribution of preliminary prospectuses and other preliminary information, and, to the extent required by the SEC, to bring all subsequent changes and amendments to the attention of any person to whom such preliminary information is given.

                                 Very truly yours,


                           -----------------------------------------------
                                                 (Official name)

                                 By:
                           --------------------------------------------
                           (Signature of officer, partner or individual
                                     proprietor, together with title)

Dated: June  , 1997





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                           ENTERGY MISSISSIPPI, INC.

                                                                 June 5, 1997
To prospective purchasers
of the General and Refunding Mortgage Bonds of Entergy Mississippi, Inc.

Gentlemen:

         Entergy Mississippi, Inc. ("Company") expects to issue and sell in one or more series at one time or from time to time not more than $65,000,000 aggregate principal amount of its General and Refunding Mortgage Bonds ("Bonds"). The Company will receive proposals for the purchase of all or such portion of the Bonds as may be designated by the Company to prospective purchasers.

         Enclosed please find copies of a draft prospectus supplement to the prospectus dated October 14, 1993 ("Prospectus") relating to the Bonds, a questionnaire to be used in furnishing certain information to the Company and an Underwriting Agreement for use in submitting a proposal. You may obtain copies of the registration statement relating to the Bonds and of the documents incorporated by reference in the Prospectus by contacting Ann G. Roy, Esq. of Entergy Services, Inc., 639 Loyola Ave., New Orleans, Louisiana 70113 (telephone number (504) 576-5841).

         The Company will give notice ("Notice") to two or more of the following: Bear, Stearns & Co. Inc.; J.C. Bradford & Co.; Chase Securities Inc.; Citicorp Securities, Inc.; C.S. First Boston; Doley Securities, Inc.; Donaldson, Lufkin & Jenrette; A.G. Edwards & Sons, Inc.; Goldman, Sachs & Co.; HSBC Securities, Inc.; Legg Mason Wood Walker; Lehman Brothers Inc.; Merrill Lynch & Co.; J.P. Morgan Securities; Morgan Stanley & Co.; PaineWebber, Inc.; Prudential Securities, Inc.; Salomon Brothers Inc; Morgan Keegan & Company, Inc.; Smith Barney Inc.; Stephens, Inc. and UBS Securities at least two (2) hours prior to the time proposals are to be submitted, of (i) the principal amount of the Bonds being offered, (ii) the date on which such Bonds will be issued, (iii) the maturity date of such Bonds, (iv) the date from which interest will accrue, (v) the range within which the price offered to the Company by the prospective purchasers of the Bonds would be acceptable, (vi) the date, time and location for the submission of proposals and (vii) the manner in which proposals are to be submitted. Various basic terms relating to the Bonds are set forth in Appendix A hereto.

         Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004-1490 (telephone number 212-858-1000), are acting as purchasers' counsel. Should you wish to discuss the legal aspects of the offering, or the fees and disbursements of such counsel, please contact David P. Falck, Esq. of that firm. Such counsel have prepared a preliminary memorandum with respect to the qualification of the Bonds under the "blue sky" laws of various jurisdictions. Copies of these memoranda may be obtained from Mr. Falck.

         A due diligence call has been scheduled for 11:00 am EDT on June 9, 1997. If you wish to participate in such call, please notify Mr. Falck by 1:00 p.m. EDT on Friday, June 6.


                                        Very truly yours,



                                        ENTERGY MISSISSIPPI, INC.

                                        By: William J. Regan, Jr.
                                       Vice President & Treasurer





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                                                                  APPENDIX A

                           ENTERGY MISSISSIPPI, INC.

                                SUMMARY OF TERMS
     RELATING TO THE PURCHASE OF GENERAL AND REFUNDING MORTGAGE BONDS OF A
                               PARTICULAR SERIES

PRINCIPAL AMOUNT  . . . . . . . .    To be designated by the Company in the
                                     Notice.

DATE OF ISSUANCE  . . . . . . . .    To be designated by the Company in the
                                     Notice.

DATE OF MATURITY  . . . . . . . .    To be designated by the Company in the
                                     Notice.

DATE FROM WHICH INTEREST WILL
  ACCRUE  . . . . . . . . . . . .    To be designated by the Company in the
                                     Notice.

INTEREST RATE . . . . . . . . . .    The annual interest rate shall be as set
                                     forth in the Underwriting Agreement
                                     submitted by the successful underwriter or underwriters and shall be a multiple of 0.125% (1/8th of 1%) or a multiple of 0.01% (1/100th of 1%).

DIVIDEND COVENANT . . . . . . . .    The Company shall covenant in substance
                                     that, so long as any Bonds of the
                                     Sixteenth Series being offered remain
                                     outstanding, it will not pay any cash
                                     dividends on common stock after a selected date close to the date of original issuance of such Bonds of the Sixteenth
                                     Series (other than certain dividends that may be declared by the Company on or prior to such selected date) except from credits to retained earnings after such selected date plus an amount up to $250 million and plus such additional amounts as shall be approved by the Securities and Exchange
                                     Commission.


PRICE TO COMPANY  . . . . . . . .    The price shall be as set forth in the
                                     Underwriting Agreement submitted by the
                                     successful underwriter or underwriters and shall be within a range of not more than five percentage points (as designated by the Company in the Notice), which range shall be within 95% and 105% of the principal amount, plus accrued interest at the rate set forth in such Underwriting
                                     Agreement.


REDEMPTION PROVISIONS . . . . . .    The Bonds shall be redeemable at the
                                     option of the Company in whole at any
                                     time, or in part from time to time, prior to maturity, upon notice, as provided in
                                     Section 52 of the Mortgage, mailed at
                                     least 30 days prior to the date fixed for redemption, at a redemption price equal to the greater of (i) 100% of the principal amount of the Bonds of the Sixteenth
                                     Series to be redeemed or (ii) as
                                     determined by a Quotation Agent, the sum of the present values of the Remaining
                                     Scheduled Payments of principal and
                                     interest thereon discounted to the
                                     redemption date on a semiannual basis
                                     (assuming a 360-day year consisting of
                                     twelve 30-day months) at the Adjusted
                                     Treasury Rate, plus, in each case, accrued interest thereon to the redemption date.

                                     "Adjusted Treasury Rate" means, with
                                     respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.125%.





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                                     "Business Day" means any day other than a
                                     Saturday or a Sunday or a day on which
                                     banking institutions in the City of New
                                     York are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Trustee is closed for business. "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Bonds of the Sixteenth Series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds of the Sixteenth Series.

                                     "Comparable Treasury Price" means, with
                                     respect to any redemption date, (i) the
                                     average of the bid and asked prices for
                                     the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or
                                     (B) if the Trustee obtains fewer than
                                     three such Reference Treasury Dealer
                                     Quotations, the average of all such
                                     Reference Treasury Dealer Quotations.

                                     "Quotation Agent" means one of the
                                     Reference Treasury Dealers appointed by
                                     the Trustee after consultation with the
                                     Company.

                                     "Reference Treasury Dealer" means each of
                                                    ,       and         , and
                                     each of their respective successors;
                                     provided, however, that if any of the
                                     foregoing shall cease to be a primary U.S.
                                     Government securities dealer in New York
                                     City (a "Primary Treasury Dealer"), the
                                     Company shall substitute therefor another
                                     Primary Treasury Dealer, or any other
                                     Primary Treasury Dealer selected by the
                                     Trustee after consultation with the
                                     Company.

                                     "Reference Treasury Dealer Quotations"
                                     means, with respect to each Reference
                                     Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury at 5:00 p.m. on the third Business Day preceding such redemption date.

                                     "Remaining Schedule Payments" means, with respect to any Bond of the Sixteenth Series, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Bond of the Sixteenth Series, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.





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
REGISTRATION STATEMENT  . . . . .    No 33-50507.

MISCELLANEOUS . . . . . . . . . .    For further information regarding the
                                     terms of the Bonds, please refer to the
                                     accompanying Prospectus relating to the
                                     Bonds.

                                     The Underwriting Agreement submitted by
                                     the successful underwriter or underwriters shall, upon acceptance by the Company, become effective as and constitute the agreement between the Company and such underwriter or underwriters covering the sale and purchase of the Bonds.





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